EXHIBIT 99.1
TIFFANY & CO.
NEWS RELEASE

Fifth Avenue & 57th Street	Contact:
New York, N.Y. 10022	Jason Wong
(973) 254-7612
jason.wong@tiffany.com

TIFFANY REPORTS THIRD QUARTER RESULTS -
THIRD QUARTER NET EARNINGS GROW IN EXCESS OF 50 PERCENT VERSUS YEAR AGO

New York, N.Y., November 24, 2020 - Tiffany & Co. (NYSE: TIF) today reported its financial results for the three months (“third quarter”) and nine months (“year-to-date”) ended October 31, 2020. In the third quarter, worldwide net sales returned to the billion dollar level and represented a decrease of 1% as compared to the prior year; on a constant-exchange-rate basis, which excludes the effect of translating foreign-currency-denominated sales into U.S. dollars (see “Non-GAAP Measures”), worldwide net sales for the three months were 2% below the prior year. Net earnings increased 52% for the third quarter as compared to prior year (73% improvement when excluding certain costs related to the Merger (as defined below); see “Non-GAAP Measures”) reflecting higher gross and operating margins and a lower effective income tax rate. In the year-to-date, worldwide net sales decreased 25% as compared to the same period in the prior year and, on a constant-exchange-rate basis (see “Non-GAAP Measures”), decreased 24% in the nine months as compared to the prior year. Net earnings turned positive in the year-to-date.

Alessandro Bogliolo, Chief Executive Officer, said, “We had a strong third quarter both in sales on a relative basis and terrific results in profitability on an absolute basis, which speaks volumes about the enduring strength of the Tiffany brand and gives us confidence as we enter the important holiday season. I want to commend all our invaluable managers and extraordinary employees for the excellent results achieved in a very, very difficult environment.

“We believe that the results we released today demonstrate that our strong continuing execution against the strategic priorities we set three years ago positions us to achieve sustainable sales, margin and earnings growth for this legendary brand. Further to continued management focus and investment in that important market, sales in Mainland China continued to grow dramatically in the third quarter, increasing by over 70%, with comparable sales nearly doubling in that period as compared to the prior year. In addition, and consistent with our focus, e-commerce sales finished the third quarter up 92% globally as compared to the prior year, performing positively in all markets. As a result, total e-commerce sales represent 12% of total net sales in the year-to-date, as compared to 6% for each of the last three fiscal years. Finally, we saw an increase in another important metric – average unit retail price – in the third quarter in response to our strategic initiatives designed to focus consumers on our finest products, both online and in our stores. Absolutely noteworthy is the performance of T1, our newest gold and gold with diamonds collection, which was received particularly well in all markets and channels.”

Mr. Bogliolo closed by saying, “We look forward to surprising and delighting our consumers during the holiday season and the successful completion of the merger transaction with LVMH in early 2021.”

Mark Erceg, Chief Financial Officer added, “We believe that expanding operating margins by nearly 500 basis points in the third quarter as compared to the prior year and posting exceptionally strong net earnings growth against an extremely difficult macroeconomic backdrop demonstrates the strength and durability of the Tiffany brand, as well as the considerable skill and dedication of Tiffany’s management, craftspeople and sales professionals. By being very thoughtful and deliberate about cost management and capex spending, we were able to continue funding important strategic growth investments, like the renovation of our Fifth Avenue flagship store in New York City, finish the third quarter with ample liquidity from our cash-on-hand and unused borrowing capacity and, once again, remain in full compliance with our leverage ratio financial maintenance covenant and our fixed charge coverage ratio test for debt incurrence.”

In the third quarter:

•Worldwide net sales of $1.0 billion decreased by 1% and comparable sales increased by 3% from the prior year; on a constant-exchange-rate basis, net sales decreased 2% and comparable sales increased 1% from the prior year.

•Net earnings of $119 million were 52% higher than the prior year’s $78 million, and net earnings per diluted share were $0.98 versus $0.65 in the prior year. Excluding certain costs recorded in the period related to the pending acquisition of the Company (the “Merger”) by LVMH Moët Hennessy - Louis Vuitton SE (“LVMH”), pursuant to the Amended and Restated Agreement and Plan of Merger, dated as of October 28, 2020 (the “Merger Agreement”), by and among the Company, LVMH, Breakfast Holdings Acquisition Corp. and Breakfast Acquisition Corp., third quarter net earnings of $136 million, or $1.11 per diluted share, were 73% higher than the prior year (see “Non-GAAP Measures”).

In the year-to-date:

•Worldwide net sales declined 25% to $2.3 billion and comparable sales declined 22% from the prior year; on a constant-exchange-rate basis, net sales declined 24% from the prior year and comparable sales declined 21%.

•Net earnings of $86 million were 75% lower than the prior year’s $340 million, and net earnings per diluted share were $0.71 versus $2.80 in the prior year. Excluding certain costs recorded in the period related to the Merger, as well as certain other items, year-to-date net earnings of $110 million, or $0.90 per diluted share, were 68% lower than the prior year (see “Non-GAAP Measures” for further details on these costs).

Net sales by region were as follows:

•In the Americas, total sales decreased 16% in the third quarter and 36% in the year-to-date, to $354 million and $826 million, respectively; comparable sales decreased 15% in the third quarter and 35% in the year-to-date. Sales decreased across most of the region in the third quarter, which management primarily attributed to the decline in foreign tourism in the region related to the effects of COVID-19. The year-to-date decline also reflected the store closures resulting from COVID-19 across the region that began in mid-March and continued into June, with most stores in the region reopened in mid-June. On a constant-exchange-rate basis, total sales declined 15% in the third quarter and 35% in the year-to-date, and comparable sales declined 14% in the third quarter and 34% in the year-to-date.

•In Asia-Pacific, total sales grew by 30% in the third quarter and decreased 7% in the year-to-date to $382 million and $854 million, respectively, which included comparable sales increases of 40% in the third quarter and 3% in the year-to-date. In the third quarter, total sales results reflected strong retail sales growth in Mainland China and Korea, partially offset by mixed performance across other markets in the region. In the year-to-date, total sales reflected strong e-commerce sales growth, as well as retail sales growth in Mainland China and Korea, which was more than offset by softness across the other markets in the region, which management attributed to the effects of COVID-19 and the resulting store closures across the region beginning with Mainland China in February and persisting for varying durations through early June, as well as a decline in wholesale travel retail sales. On a constant-exchange-rate basis, total sales increased 26% in the third quarter and decreased 6% year-to-date, while comparable sales increased 36% in the third quarter and 3% in the year-to-date as compared to the prior year.

•In Japan, total sales decreased 8% in the third quarter and 25% in the year-to-date to $156 million and $353 million, respectively; comparable sales decreased 4% and 23% for those same periods, respectively. Management attributed the decrease in the third quarter to a decline in foreign tourism in the region, as well as strong growth in the prior year due to high consumer demand prior to the consumption tax increase which occurred on October 1, 2019. Management attributed the decline in total sales in the year-to-date to the effects of COVID-19, including the resulting store closures across the region, which primarily began in early April 2020 and continued through early June, and a decline in tourist traffic beginning early in the first quarter of fiscal 2020. On a constant-exchange-rate basis, total sales decreased 9% in the third quarter and 26% in the year-to-date, and comparable sales decreased 5% and 24%, respectively.

•In Europe, total sales declined 6% in the third quarter and 24% in the year-to-date to $104 million and $249 million, respectively, and comparable sales declined 6% in the third quarter and 25% in the year-to-date. Management attributed the decline in sales in the third quarter across most of the region to a decline in foreign tourism related to the continuing effects of COVID-19. In the year-to-date, sales decreased across the region, which management also attributed to the effects of COVID-19 and the resulting store closures across the region, which began in mid-March and continued into June, with the vast majority of these stores reopened by mid-June. On a constant-exchange-rate basis, total sales decreased 9% in the third quarter and 24% in the year-to-date; comparable sales decreased 9% and 25%, respectively.

•Other net sales decreased 30% to $12 million in the third quarter and 59% to $28 million in the year-to-date due to decreases in sales within the Emerging Markets region in both periods and a decrease in wholesale sales of diamonds in the year-to-date.

•Tiffany has opened two Company-operated stores in the year-to-date and closed eight. At October 31, 2020, the Company operated 320 stores (122 in the Americas, 87 in Asia-Pacific, 59 in Japan, 47 in Europe, and five in the UAE). As of October 31, 2020, substantially all of the Company’s retail stores worldwide were fully or partially opened, in accordance with applicable guidelines established by local governments. In response to new restrictions and requirements implemented in late October 2020 and November 2020 in certain European countries as a result of increased COVID-19 infection rates, the Company has temporarily closed certain of its retail stores in that region. As of November 20, 2020, approximately 60% of the Company’s retail stores in Europe were temporarily closed in accordance with the applicable guidelines established by local governments. Substantially all of the Company’s stores in its other regions remained fully or partially open as of that date.

•Sales for jewelry categories in the third quarter and year-to-date were as follows: Jewelry Collections increased 7% and decreased 21%, respectively; Engagement Jewelry decreased 6% and 28%, respectively; and Designer Jewelry decreased 6% and 23%, respectively.

Other highlights:

•Gross margin (gross profit as a percentage of net sales) of 63.8% in the third quarter increased as compared to 61.7%, and gross margin of 61.2% in the year-to-date decreased as compared to 62.1%, in each case as compared to the respective prior year period. The increase in the third quarter was largely due to a change in sales mix to higher margin products. The decrease in the year-to-date was largely due to (i) sales deleverage on fixed costs resulting from the effects of COVID-19 on net sales, (ii) certain overhead costs not capitalized in the period resulting from certain manufacturing locations being closed or operating at reduced capacity during the period due to COVID-19 and (iii) an increase in inventory reserves, partially offset by a change in sales mix to higher margin products in the third quarter. Additionally, the year-to-date included the impact of a $12 million charge that was recorded in the three months ended April 30, 2020 to fully reserve the asset related to an expected insurance recovery in respect of the bankruptcy filing of a metal refiner to which the Company entrusted precious scrap metal.

•Selling, general and administrative (“SG&A”) expenses decreased $29 million, or 6%, in the third quarter and $144 million, or 10%, in the year-to-date. SG&A included $18 million and $42 million, respectively, in costs related to the Merger; in the year-to-date, SG&A also included a $12 million charitable contribution to The Tiffany & Co. Foundation (see “Non-GAAP Measures” for further details). In the third quarter, the increase in SG&A from costs related to the Merger was more than offset by decreased marketing spending and continued prudent management of the Company’s operating expenses, which included the reduction or elimination of certain non-essential spending. In the year-to-date, the increase in SG&A from costs related to the Merger and the charitable contribution to The Tiffany & Co. Foundation were more than offset by decreased marketing spending (although marketing expense as percentage of net sales in the year-to-date was approximately in line with the Company’s historical percentage), decreased labor and incentive compensation costs as well as decreased store occupancy expenses. Excluding the Merger-related costs in both periods and the charitable contribution in the year-to-date noted above, SG&A expenses decreased $47 million, or 9%, in the third quarter and decreased $198 million, or 14%, in the year-to-date (see “Non-GAAP Measures”). In the year-to-date, SG&A expenses as a percentage of net sales increased due to sales deleverage on operating expenses resulting from the effects of COVID-19 on net sales. Changes in foreign currency exchange rates did not have a meaningful effect on SG&A expenses in the third quarter and year-to-date as compared with the prior year.

•Earnings from operations as a percentage of net sales (“operating margin”) was 16.4% in the third quarter and 5.2% in the year-to-date, compared with 11.7% and 15.1% in the respective prior year periods. Excluding the Merger-related costs in both periods of 2020 and the charitable contribution in the year-to-date described in “Non-GAAP Measures,” operating margin was 18.2% in the third quarter and 7.5% in the year-to-date (see “Non-GAAP Measures”).

•The effective income tax rate for the third quarter was 19.9% versus 25.4% in the prior year. The effective income tax rate in the year-to-date was 20.3% versus 21.3% in the prior year. The effective income tax rate for both periods was impacted by the reversal of previously established reserves for uncertain tax positions resulting from the favorable conclusion of a tax examination and the expiration of certain statutes of limitations, the impact of non-deductible transaction related expenses, as well as the application of an updated estimated annual effective income tax rate, which is influenced by the jurisdictional mix of earnings taxed at the statutory tax rates applicable to each jurisdiction. The Company’s effective income tax rate could be negatively impacted to the extent earnings are lower than anticipated in countries that have lower statutory tax rates and higher than anticipated in countries that have higher statutory tax rates. The effective income tax rates for the third quarter and year-to-date of 2019 were increased by an income tax expense of $6 million, or 550 basis points and 130 basis points, respectively, due to a reduction in the estimated Foreign Derived Intangible Income (“FDII”) benefit for fiscal 2019. The effective income tax rate in the year-to-date included the recognition of an income tax benefit of $8 million, or 170 basis points, related to an increase in the estimated fiscal 2018 FDII benefit as a result of U.S. Treasury guidance issued during the three months ended April 30, 2019.

•Net inventories at October 31, 2020 were 4% below the prior year.

•At October 31, 2020, cash and cash equivalents and short-term investments totaled $1.1 billion. Total debt (short-term borrowings and long-term debt) of $1.4 billion represented 44% of stockholders’ equity as compared to 31% in the prior year. This increase from the prior year was primarily the result of a $500 million drawdown on the Company’s revolving credit facility during the first quarter of 2020, which remained outstanding at October 31, 2020. The drawdown proceeds can be repaid at any time. Management believes that cash on hand, internally generated cash flows and the funds available under the Company’s revolving credit facilities are sufficient to support the Company’s liquidity and capital requirements for the foreseeable future.

•On the sustainability front, in September, the Company proudly announced its 2025 Sustainability Goals, which establish a roadmap to guide the Company in its future sustainability efforts, and published the Company’s 10th Sustainability Report. In October, the Company received its results for the 2020 MSCI ESG Rating, and once again achieved a AAA rating, which places the Company in the top 5% of companies in MSCI’s Retail – Consumer Discretionary Sector.

•The Company’s current expectations for fourth quarter of 2020 (“fourth quarter”) now include:
◦A mid-single-digit percentage decline in total net sales relative to the same period in the prior year.
◦A low-double-digit percentage increase in operating earnings relative to the same period in the prior year.
◦A high-single-digit percentage increase in diluted earnings per share relative to the same period in the prior year.

•The Company’s earnings expectations for the fourth quarter exclude certain costs that it will incur upon the closing of the Merger, as the parties to the Merger have not yet established a date on which that transaction will be completed. These expenses, which are expected to be significant, primarily include advisor fees and expenses related to the vesting of outstanding stock-based awards. For additional details regarding these advisor fees and vesting of outstanding stock-based awards, please see the Company’s Preliminary Proxy Statement on Schedule 14A filed with the U.S. Securities and Exchange Commission on November 16, 2020.

Next Scheduled Announcement

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About Tiffany & Co.

In 1837, Charles Lewis Tiffany founded his company in New York City where his store was soon acclaimed as the palace of jewels for its exceptional gemstones. Since then, TIFFANY & CO. has become synonymous with elegance, innovative design, fine craftsmanship and creative excellence. During the 20th century fame thrived worldwide with store network expansion and continuous cultural relevance, as exemplified by Truman Capote’s Breakfast at Tiffany’s and the film starring Audrey Hepburn.

Today, with more than 14,000 employees, TIFFANY & CO. and its subsidiaries design, manufacture and market jewelry, watches and luxury accessories - including more than 5,000 skilled artisans who cut diamonds and craft jewelry in the

Company’s workshops, realizing its commitment to superlative quality. TIFFANY & CO. has a long-standing commitment to conducting its business responsibly, sustaining the natural environment, prioritizing diversity and inclusion, and positively impacting the communities in which we operate.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed acquisition of Tiffany & Co. (the “Company”) by LVMH Moët Hennessy – Louis Vuitton SE (“Parent”) pursuant to the Amended and Restated Merger Agreement (the “Amended Merger Agreement”), dated as of October 28, 2020, by and among the Company, Parent, Breakfast Holdings Acquisition Corp. (“Holding”) and Breakfast Acquisition Corp. (“Merger Sub”). In connection with the proposed acquisition, the Company filed a preliminary proxy statement on Schedule 14A with the U.S. Securities Exchange Commission (the “SEC”), and intends to file other relevant materials with the SEC, including a proxy statement in definitive form. Following the filing of the definitive proxy statement with the SEC, the Company will mail the definitive proxy statement and a proxy card to each stockholder entitled to vote at the special meeting relating to the proposed acquisition. INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ CAREFULLY ALL RELEVANT DOCUMENTS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) FILED WITH THE SEC, INCLUDING THE COMPANY’S PROXY STATEMENT, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE PROPOSED ACQUISITION. Investors and security holders will be able to obtain copies of the proxy statement and other documents filed with the SEC (when available) free of charge at the SEC’s website, /www.sec.gov or at the Company’s website at investor.tiffany.com/financial-information or by writing to the Corporate Secretary at 200 Fifth Avenue, New York, New York 10010, Attn: Corporate Secretary (Legal Department).

Participants in Solicitation

The Company and its directors, executive officers and certain of its employees may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in respect of the proposed acquisition. Information about the directors and executive officers of the Company is set forth in its proxy statement for its 2020 annual meeting of stockholders, which was filed with the SEC on April 20, 2020, and the preliminary proxy statement filed with the SEC in connection with the proposed acquisition on November 16, 2020. Other information regarding the participants in the proxy solicitations in connection with the proposed acquisition, and a description of any interests that they have in the proposed acquisition, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC regarding the proposed acquisition when they become available. These documents may be obtained for free at the SEC’s website at www.sec.gov, and via the Company’s Investor Relations section of its website at investor.tiffany.com/financial-information.

Forward-Looking Statements:

The historical trends and results reported in this release should not be considered an indication of future performance. Further, statements contained in this release that are not statements of historical fact, including those that refer to plans, assumptions and expectations for future periods, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, each as amended. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such as statements about the consummation of the Merger and about the future plans, assumptions and expectations for the Company’s business and its results, including the Company’s expectations for fourth quarter results. Forward-looking statements provide current expectations of future events and include any statement that does not directly relate to any historical or current fact. Words such as ‘anticipates,’ ‘assumes,’ ‘believes,’ ‘can,’ ‘estimates,’ ‘expects,’ ‘forecasts,’ ‘intends,’ ‘may,’ ‘outlook,’ ‘plans,’ ‘projects,’ ‘pursues,’ ‘scheduled,’ ‘should,’ ‘will,’ or other similar expressions may identify such forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements the Company makes regarding its plans, assumptions, expectations, beliefs and objectives with respect to the Merger; the Company’s assumptions, expectations and beliefs with respect to COVID-19, including the continuing impact thereof on the Company’s business, sales, cash flows and results of operations; store openings and closings; store productivity; the renovation of the Company’s New York Flagship store, including the timing and cost thereof, and the temporary relocation of its retail operations to 6 East 57th Street; product introductions; sales; sales growth; sales trends; store traffic; the Company’s strategy and initiatives and the pace of execution thereon; the amount and timing of investment spending; the Company’s objectives to compete in the global luxury market and to improve financial performance; retail prices; gross margin; operating margin; expenses; interest expense and financing costs; effective income tax rate; the nature, amount or scope of charges resulting from recent revisions to the U.S. tax code; net earnings and net earnings per share; share count; inventories; capital expenditures; cash flow; liquidity, including the need to incur additional indebtedness;

compliance with covenants under the Company’s debt instruments, including the financial ratio thresholds set forth therein; currency translation; macroeconomic and geopolitical conditions; growth opportunities; litigation outcomes and recovery related thereto; amounts recovered under Company insurance policies; contributions to Company pension plans; and certain ongoing or planned real estate, product, marketing, retail, customer experience, manufacturing, supply chain, information systems development, upgrades and replacement, and other operational initiatives and strategic priorities.

These and other forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those discussed in forward-looking statements, including as a result of factors, assumptions, risks and uncertainties, which are outside of the Company’s control. The inclusion of such statements should not be regarded as a representation that any plans, estimates or expectations will be achieved. You should not place undue reliance on such statements. Important factors, risk and uncertainties that could cause actual results to differ materially from such plans, estimates or expectations include, but are not limited to, the following: the COVID-19 pandemic, including the duration and scope thereof, the availability of a vaccine or cure that mitigates the effect of the virus, the potential for additional waves of outbreaks and changes in financial, business, travel and tourism, consumer discretionary spending and other general consumer behaviors, political, public health and other conditions, circumstances, requirements and practices resulting therefrom; global macroeconomic and geopolitical developments; changes in interest and foreign currency rates; changes in taxation policies and regulations (including changes effected by the recent revisions to the U.S. tax code) or changes in the guidance related to, or interpretation of, such policies and regulations; shifting tourism trends; protest activity in the U.S.; regional instability; violence (including terrorist activities); political activities or events (including the potential for rapid and unexpected changes in government, economic and political policies, the imposition of additional duties, tariffs, taxes and other charges or other barriers to trade, including as a result of changes in diplomatic and trade relations or agreements with other countries); weather conditions that may affect local and tourist consumer spending; changes in consumer confidence, preferences and shopping patterns, as well as the Company’s ability to accurately predict and timely respond to such changes; shifts in the Company’s product and geographic sales mix; variations in the cost and availability of diamonds, gemstones and precious metals; adverse publicity regarding the Company and its products, the Company’s third-party vendors or the diamond or jewelry industry more generally; any non-compliance by third-party vendors and suppliers with the Company’s sourcing and quality standards, codes of conduct, or contractual requirements as well as applicable laws and regulations; changes in the Company’s competitive landscape; disruptions impacting the Company’s business and operations; failure to successfully implement or make changes to the Company’s information systems; changes in the cost and timing estimates associated with the renovation of the Company’s New York Flagship store; delays caused by third parties involved in the aforementioned renovation; any casualty, damage or destruction to the Company’s New York Flagship store or 6 East 57th Street location; the Company’s ability to successfully control costs and execute on, and achieve the expected benefits from, the operational initiatives and strategic priorities referenced above; conditions to the completion of the Merger, including stockholder approval of the Merger proposal, may not be satisfied or the regulatory approvals or waivers required for the Merger may not be obtained or maintained, in each case, on the terms expected or on the anticipated schedule; the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement between the parties to the Merger or affect the ability of the parties to recognize the benefits of the Merger; the effect of the announcement or pendency of the Merger on the Company’s business relationships, operating results and business generally; risks that the Merger disrupts the Company’s current plans and operations and potential difficulties in the Company’s employee retention; risks that the Merger may divert management’s attention from the Company’s ongoing business operations; potential litigation that may be instituted against the Company or its directors or officers related to the Merger or the Merger Agreement between the parties to the Merger and any adverse outcome of any such litigation; the amount of the costs, fees, expenses and other charges related to the Merger, including in the event of any unexpected delays; other risks to consummation of the Merger, including the risk that the Merger will not be consummated within the expected time period, or at all, which may affect the Company’s business and the price of common stock of the Company; and any adverse effects on the Company by other general industry, economic, business and/or competitive factors. The consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a significant negative effect on the Company’s financial condition, results of operations, credit rating, liquidity or stock price. In addition, a continued increase in the number of COVID-19 cases in the countries in which the Company operates its retail stores could lead to additional store closures during the three months ending January 31, 2021, which could have a significant negative impact on the Company’s business, sales, cash flows and results of operations in that period. There can also be no assurance that the Merger will be completed, or if it is completed, that it will close within the anticipated time period, or that the expected benefits of the Merger will be realized. Developments relating to these and other factors may also warrant changes to the Company’s operating and strategic plans, including with respect to store openings, closings and renovations, capital expenditures, information systems development, inventory management, and continuing execution on, or timing of, the aforementioned initiatives and priorities. Such consequences and changes could also cause actual results to differ materially from the expected results expressed in, or implied by, the forward-looking statements.

Forward-looking statements reflect the views and assumptions of management as of the date of this communication with respect to future events. The Company does not undertake, and hereby disclaims, any obligation, unless required to do so by applicable securities laws, to update any forward-looking statements as a result of new information, future events or other factors. The inclusion of any statement in this communication does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

Additional information about potential risks and uncertainties that could affect the Company’s business and financial results is included under “Item 1A. Risk Factors” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2020, and “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Item 1A. Risk Factors” in the Company’s most recent Quarterly Report on Form 10-Q, the preliminary proxy statement on Schedule 14A that the Company filed on November 16, 2020 and in the Company’s other filings made with the SEC from time to time, which are available via the SEC’s website at www.sec.gov. Readers of this release should consider the risks, uncertainties and factors outlined above and in the aforementioned Form 10-K and Form 10-Q in evaluating, and are cautioned not to place undue reliance on, the forward-looking statements contained herein.

TIFFANY & CO. AND SUBSIDIARIES
(Unaudited)
NON-GAAP MEASURES
The Company reports information in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). Internally, management also monitors and measures its performance using certain sales and earnings measures that include or exclude amounts, or are subject to adjustments that have the effect of including or excluding amounts, from the most directly comparable GAAP measure (“non-GAAP financial measures”). The Company presents such non-GAAP financial measures in reporting its financial results to provide investors with useful supplemental information that will allow them to evaluate the Company’s operating results using the same measures that management uses to monitor and measure its performance. The Company’s management does not, nor does it suggest that investors should, consider non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. These non-GAAP financial measures presented here may not be comparable to similarly-titled measures used by other companies.
Net Sales
The Company’s reported net sales reflect either a translation-related benefit from strengthening foreign currencies or a detriment from a strengthening U.S. dollar. Internally, management monitors and measures its sales performance on a non-GAAP basis that eliminates the positive or negative effects that result from translating sales made outside the U.S. into U.S. dollars (“constant-exchange-rate basis”). Sales on a constant-exchange-rate basis are calculated by taking the current year’s sales in local currencies and translating them into U.S. dollars using the prior year’s foreign currency exchange rates. Management believes this constant-exchange-rate basis provides a useful supplemental basis for the assessment of sales performance and of comparability between reporting periods. The following tables reconcile the sales percentage increases (decreases) from the GAAP to the non-GAAP basis versus the previous year:

	Third Quarter 2020 vs. 2019			Year-to-date 2020 vs. 2019
	GAAP Reported	Translation Effect	Constant- Exchange- Rate Basis	GAAP Reported	Translation Effect	Constant- Exchange- Rate Basis
Net Sales:
Worldwide	(1)%	1%	(2)%	(25)%	(1)%	(24)%
Americas	(16)	(1)	(15)	(36)	(1)	(35)
Asia-Pacific	30	4	26	(7)	(1)	(6)
Japan	(8)	1	(9)	(25)	1	(26)
Europe	(6)	3	(9)	(24)	—	(24)
Other	(30)	—	(30)	(59)	—	(59)

Comparable Sales:
Worldwide	3%	2%	1%	(22)%	(1)%	(21)%
Americas	(15)	(1)	(14)	(35)	(1)	(34)
Asia-Pacific	40	4	36	3	—	3
Japan	(4)	1	(5)	(23)	1	(24)
Europe	(6)	3	(9)	(25)	—	(25)
Other	(7)	—	(7)	(31)	—	(31)

	Third Quarter 2020 vs. 2019			Year-to-date 2020 vs. 2019
	GAAP Reported	Translation Effect	Constant- Exchange- Rate Basis	GAAP Reported	Translation Effect	Constant- Exchange- Rate Basis
Jewelry sales by product category:
Jewelry collections	7%	2%	5%	(21)%	(1)%	(20)%
Engagement jewelry	(6)	1	(7)	(28)	—	(28)
Designer jewelry	(6)	1	(7)	(23)	1	(24)
Statement of Earnings
Internally, management monitors and measures its earnings performance excluding certain items listed below. Management believes excluding such items provides a useful supplemental basis for the assessment of the Company’s results relative to the corresponding period in the prior year. The following tables reconcile certain GAAP amounts to non-GAAP amounts:

(in millions, except per share amounts)	GAAP	Charges related to the Merger [a]	Non-GAAP
Three Months Ended October 31, 2020
Gross Profit	$643.5	$0.4	$643.9
As a % of sales	63.8%	—%	63.9%
Selling, general & administrative ("SG&A") expenses	478.5	(18.0)	460.5
As a % of sales	47.5%	(1.8)%	45.7%
Earnings from operations	165.0	18.4	183.4
As a % of sales	16.4%	1.8%	18.2%
Provision for income taxes [b]	29.6	1.9	31.5
Net earnings	119.0	16.5	135.5
Diluted earnings per share	0.98	0.14	1.11

aCosts recorded in the third quarter of 2020 related to the Merger.

bThe income tax effect resulting from the adjustments has been calculated as both current and deferred tax expense, based upon the tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying adjustment.

(in millions, except per share amounts)	GAAP	Charges related to the Merger [c]	Sydney, Australia Recovery and Charitable Contribution [d]	Non-GAAP
Nine Months Ended October 31, 2020
Gross Profit	$1,414.1	$1.3	$—	$1,415.4
As a % of sales	61.2%	0.1%	—%	61.3%
SG&A expenses	1,294.9	(41.7)	(12.0)	1,241.2
As a % of sales	56.0%	(1.8)%	(0.5)%	53.7%
Earnings from operations	119.2	43.0	12.0	174.2
As a % of sales	5.2%	1.9%	0.5%	7.5%
Other expense (income), net	(20.6)	—	31.4	10.8
Provision for income taxes [e]	21.9	4.3	(4.5)	21.7
Net Earnings	86.3	38.7	(14.9)	110.1
Diluted earnings per share	0.71	0.32	(0.12)	0.90

c    Costs recorded in the year-to-date of 2020 related to the Merger.

d    Recognition of (i) a pre-tax gain of $31.4 million related to amounts received as compensation for the previous acquisition of the premises containing one of the Company’s leased retail stores and an administrative office in Sydney, Australia under compulsory acquisition laws in that country and (ii) a pre-tax expense of $12.0 million for a charitable contribution to The Tiffany & Co. Foundation funded in the first quarter of 2020 in connection with the compensation referenced above.

e    The income tax effect resulting from the adjustments has been calculated as both current and deferred tax expense (benefit), based upon the tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying adjustment.

TIFFANY & CO. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited, in millions, except per share amounts)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2020	2019	2020	2019
Net sales	$1,008.2	$1,014.6	$2,310.8	$3,066.1

Cost of sales	364.7	388.9	896.7	1,163.4

Gross profit	643.5	625.7	1,414.1	1,902.7

Selling, general and administrative expenses	478.5	507.2	1,294.9	1,439.1

Earnings from operations	165.0	118.5	119.2	463.6

Interest expense and financing costs	10.7	9.2	31.6	29.4

Other expense (income), net	5.7	4.2	(20.6)	2.2

Earnings from operations before income taxes	148.6	105.1	108.2	432.0

Provision for income taxes	29.6	26.7	21.9	92.1

Net earnings	$119.0	$78.4	$86.3	$339.9

Net earnings per share:

Basic	$0.98	$0.65	$0.71	$2.81
Diluted	$0.98	$0.65	$0.71	$2.80

Weighted-average number of common shares:

Basic	121.4	120.3	121.3	121.0
Diluted	121.7	120.6	121.7	121.3

TIFFANY & CO. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in millions)

	October 31, 2020	January 31, 2020	October 31, 2019
ASSETS

Current assets:
Cash and cash equivalents and short-term investments	$1,145.7	$897.4	$529.6
Accounts receivable, net	200.3	240.0	218.0
Inventories, net	2,485.1	2,463.9	2,577.0
Prepaid expenses and other current assets	318.8	274.2	276.2

Total current assets	4,149.9	3,875.5	3,600.8

Operating lease right-of-use assets	1,108.1	1,102.7	1,065.5
Property, plant and equipment, net	1,112.2	1,098.8	1,043.5
Other assets, net	565.1	583.1	549.2

	$6,935.3	$6,660.1	$6,259.0

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Short-term borrowings	$543.1	$147.9	$89.9
Accounts payable and accrued liabilities	439.8	541.5	491.9
Current portion of operating lease liabilities	225.4	202.8	211.2
Income taxes payable	22.7	16.4	21.8
Merchandise credits and deferred revenue	68.8	61.8	62.4

Total current liabilities	1,299.8	970.4	877.2

Long-term debt	888.0	884.1	883.8
Pension/postretirement benefit obligations	381.3	374.5	289.8
Long-term portion of operating lease liabilities	996.4	1,008.4	966.7
Other long-term liabilities	91.1	87.3	99.0
Stockholders’ equity	3,278.7	3,335.4	3,142.5

	$6,935.3	$6,660.1	$6,259.0

TIF-E